MAGNUM D'OR RESOURCES INC.

THIS Agreement made as of October 10, 2008, between Gopinath B. Sekhar, Regal Carriage Sdn Bhd, Sekhar Research Innovations Sdn Bhd a business corporation organized and existing under the laws of Malaysia, with principal office located in Selangor, Malaysia which for the purposes of this Agreement will be referred to as "Sekhar", and Magnum D'Or Resources, Inc., a business corporation organized and existing under the laws of United States of America, with principal office located in Fort Lauderdale, Florida, which for the purposes of this Agreement will be referred to as "Magnum".

WITNESS

WHEREAS, "Sekhar" has been organized to operate as a business having the capacity to develop and produce specialized compounding formularies and processing equipment for a variety of process scrap into usable raw materials such as reconstituted rubber, crumb rubber, liquid rubber, and other various related natural and synthetic compounds.

WHEREAS, "Sekhar" has enter into partnership with "Magnum" to own and develop various technologies used to process and create numerous related rubber and elastic compounds. Magnum will have exclusive rights to use any developed technologies worldwide with no exceptions.

WHEREAS, the terms and conditions of the written contract between "Sekhar" and "Magnum" are hereby incorporated by reference; and

WHEREAS, "Sekhar" and "Magnum" have further agreed to establish additional rubber businesses together.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1. "Magnum" hereby agrees to pay a monthly fee to Sekhar commensurate with costs associated with the Malaysian factory & corporate office rental, utilities and basic administrative wages. This payment is due as soon as possible and paid a month in advance so that a month's excess is maintained as a contingency.

2. "Magnum" hereby agrees to pay G.B. Sekhar a monthly advisory fee (Magnum/Sekhar will provide a list of duties or tasks, etc.).

3. Magnum" hereby agrees to pay a total of $50,000 USD for work to be carried out and equipment to be purchased over the course of the next 3-5 months.

4. "Magnum" agrees to pay Sekhar (owners of Liquid Rubber) the initial sum of $100,000 US for a 25% stake in the Liquid Rubber Machine and process. A schedule for the balance of the payments will be included at a later date.

5. Magnum agrees to pay Sekhar (owners of Liquid Rubber) the initial sum of $75,000 US per annum for the exclusive rights to Liquid Rubber in North America with first right of refusal worldwide. Appropriate adjustments (increases) to these payments will be effected commensurate with increased volume/sales.

6. Magnum agrees to pay B.C. Sekhar Sdn Bhd (Owner of Carbon Black Masterbatch patent) an initial sum of $50,000 US for a 25% stake in the carbon black patent. A schedule for the balance of payments will be included at a later date.

7. Magnum agrees to pay B.C. Sekhar Sdn Bhd an additional amount of $3,000 US per month for the exclusive rights to the Carbon Black Masterbatch patent in North America with first right of refusal worldwide. Appropriate adjustments (increases) these payments will be effected commensurate with increased volume/sales.

8. Magnum agrees to pay Sekhar (Owner of Surface Activation & Devulcanization machine and process system) an initial sum of $200,000 US for a 25% stake in the Surface activation & Devulcanization machine and process system.

9. Magnum agrees to pay all patenting expenses related to Liquid Rubber, and the Surface activation & Devulcanization machine and process system for Malaysia and North America with first right of refusal worldwide. Magnum also agrees to cover any patent maintenance charges for the Carbon Black Masterbatch patent that may be payable for Malaysia and North America.

Confidentiality and Competitive Products:

Neither party shall disclose to or use for the benefit of third parties any confidential information concerning the other party, or its respective officers, directors, employees and agents, which it may acquire in the course of its activities under this Agreement, including, without limitation, product specifications and information, marketing plans and programs, prices, costs, identity of customers and trade secrets. Each party shall take all necessary precautions to prevent any such disclosure by any of its employees, agents

or officers. Each party shall be responsible for breaches of this provision by its officers, directors, employees or agents.

The parties acknowledge and agree that, in the event of a breach or threatened breach of any of the provisions of this Paragraph 2.1 the affected party will have no adequate remedy in damages and, accordingly, shall be entitled to injunctive relief against such breach or threatened breach; provided, however, that the affected party's selection of a particular legal or equitable remedy shall not be construed as a waiver, prohibition or limitation of any other legal or equitable remedies in the event of a breach hereof. The provisions of this Paragraph 2.1 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate.

REGAL CARRIAGE SDN BHD
SEKHAR RESEARCH INNOVATIONS SDN BHD

Gopinath B. Sekhar

MAGNUM D'OR RESOURCES, INC.

Joseph J. Glusic, President